Exhibit 5.1

812 SAN ANTONIO ST. SUITE 600 AUSTIN, TEXAS 78701 TEL 512 • 583 • 5900 FAX 512 • 583 • 5940

April 29, 2013

First NBC Bank Holding Company

210 Baronne Street

New Orleans, Louisiana 70112

Re:	First NBC Bank Holding Company
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special counsel to First NBC Bank Holding Company, a Louisiana corporation (“Company”), in connection with the preparation and filing of the Company’s Registration Statement on Form S-1 (Registration No. 333-187787), as initially filed with the Securities and Exchange Commission (“Commission”) under the Securities Act of 1933, as amended (“Securities Act”), on April 8, 2013 (and, as thereafter amended, the “Registration Statement”), relating to the registration of the offering for sale of an aggregate amount of up to 4,791,667 shares (“Shares”) of the Company’s common stock, par value $1.00 per share (“Common Stock”), which includes 625,000 shares subject to the underwriters’ over-allotment option. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the General Rules and Regulations under the Securities Act.

In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of (a) the Registration Statement; (b) the Articles of Incorporation of the Company, as amended to date and currently in effect; (c) the Bylaws of the Company, as amended to date and currently in effect; and (d) certain resolutions of the Board of Directors of the Company relating to the transactions described in the Registration Statement. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth below.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, the authenticity of the originals of such copies, and the accuracy and completeness of the corporate records made available to us by the Company. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials.

Based upon and subject to the foregoing, we are of the opinion that the Shares when issued, sold, delivered and paid for as contemplated by the Registration Statement, will be validly issued, fully paid and nonassessable.

First NBC Bank Holding Company

April 29, 2013

This opinion is based on the laws of the State of Louisiana, and we express no opinion on the laws of any other jurisdiction. No opinion may be inferred or implied beyond the matters expressly stated herein. This opinion speaks only as of its date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Fenimore, Kay, Harrison & Ford, LLP